Filed Pursuant to Rule 433(d)

Registration Statement No. 333-269929

Dated October 2, 2023

Free Writing Prospectus

(To Preliminary Prospectus Supplement dated October 2, 2023 and Prospectus dated February 23, 2023)

Diageo Capital plc

$800,000,000 5.375% Fixed Rate Notes due 2026

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Capital plc

Guarantor:	Diageo plc

Notes:	$800,000,000 5.375% Fixed Rate Notes due 2026

Offering Format:	SEC Registered – Fixed Rate

Ranking:	Senior Unsecured

Trade Date:	October 2, 2023

Expected Settlement Date:	October 5, 2023 (T+3)

Maturity Date:	October 5, 2026

Interest Payment Dates:	April 5 and October 5 of each year, commencing on April 5, 2024

Principal Amount:	$800,000,000

Net Proceeds (after underwriting discount, before expenses):	$796,632,000

Benchmark Treasury:	UST 4.625% due September 15, 2026

Benchmark Treasury Price / Yield:	99-101⁄4 / 4.874%

Spread to Benchmark Treasury:	60 bps

Re-offer Yield:	5.474%

Coupon:	5.375%

Re-offer Price:	99.729%

Optional Redemption:	At any time prior to the stated maturity date, at a redemption price equal to the greater of (1) 100% of the principal amount plus accrued interest to but excluding the date of redemption and (2) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes as if the notes to be redeemed matured on the Par Call Date discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points less (b) interest accrued to the date of redemption, plus accrued interest to but excluding the date of redemption.

Par Call Date:	September 5, 2026 (the date that is one month prior to the Maturity Date).

Use of Proceeds:	General corporate purposes.

Tax Redemption:	Redeemable as described under “Description of Notes—Optional Tax Redemption” in the Preliminary Prospectus Supplement.

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated October 2, 2023 (the “Preliminary Prospectus Supplement,” incorporating the Prospectus dated February 23, 2023, relating to the Notes). If there is any discrepancy or contradiction between this Final Term Sheet and the Preliminary Prospectus Supplement, this Final Term Sheet shall prevail.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” beginning on page S-11 of the Preliminary Prospectus Supplement.

Joint Book-Running Managers:	BofA Securities, Inc. Deutsche Bank Securities Inc. RBC Capital Markets, LLC Standard Chartered Bank Barclays Capital Inc. BNP Paribas Securities Corp. Goldman Sachs & Co. LLC

Settlement:	DTC; Book-entry; Transferable

Minimum Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

Day Count Fraction:	30/360, Following, Unadjusted

Business Day Convention:	New York, London

Expected Listing:	London Stock Exchange

CUSIP:	25243Y BK4

ISIN:	US25243YBK47

Governing Law:	State of New York

Selling Restrictions:	See “Underwriting” beginning on page S-28 of the Preliminary Prospectus Supplement.

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

Diageo Capital plc

$900,000,000 5.625% Fixed Rate Notes due 2033

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Capital plc

Guarantor:	Diageo plc

Notes:	$900,000,000 5.625% Fixed Rate Notes due 2033

Offering Format:	SEC Registered – Fixed Rate

Ranking:	Senior Unsecured

Trade Date:	October 2, 2023

Expected Settlement Date:	October 5, 2023 (T+3)

Maturity Date:	October 5, 2033

Interest Payment Dates:	April 5 and October 5 of each year, commencing on April 5, 2024

Principal Amount:	$900,000,000

Net Proceeds (after underwriting discount, before expenses):	$893,700,000

Benchmark Treasury:	UST 3.875% due August 15, 2033

Benchmark Treasury Price / Yield:	93-23+ / 4.674%

Spread to Benchmark Treasury:	100 bps

Re-offer Yield:	5.674%

Coupon:	5.625%

Re-offer Price:	99.630%

Optional Redemption:	At any time prior to the stated maturity date, at a redemption price equal to the greater of (1) 100% of the principal amount plus accrued interest to but excluding the date of redemption and (2) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes as if the notes to be redeemed matured on the Par Call Date discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, plus accrued interest to but excluding the date of redemption.

Par Call Date:	July 5, 2033 (the date that is three months prior to the Maturity Date).

Use of Proceeds:	General corporate purposes.

Tax Redemption:	Redeemable as described under “Description of Notes—Optional Tax Redemption” in the Preliminary Prospectus Supplement.

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated October 2, 2023 (the “Preliminary Prospectus Supplement,” incorporating the Prospectus dated February 23, 2023, relating to the Notes). If there is any discrepancy or contradiction between this Final Term Sheet and the Preliminary Prospectus Supplement, this Final Term Sheet shall prevail.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” beginning on page S-11 of the Preliminary Prospectus Supplement.

Joint Book-Running Managers:	BofA Securities, Inc. Deutsche Bank Securities Inc. RBC Capital Markets, LLC Standard Chartered Bank Barclays Capital Inc. BNP Paribas Securities Corp. Goldman Sachs & Co. LLC

Settlement:	DTC; Book-entry; Transferable

Minimum Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

Day Count Fraction:	30/360, Following, Unadjusted

Business Day Convention:	New York, London

Expected Listing:	London Stock Exchange

CUSIP:	25243Y BN8

ISIN:	US25243YBN85

Governing Law:	State of New York

Selling Restrictions:	See “Underwriting” beginning on page S-28 of the Preliminary Prospectus Supplement.

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

Diageo plc has filed a registration statement (including a prospectus) (File No. 333-269929) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Diageo plc and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Diageo plc or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at +1-800-294-1322; Deutsche Bank Securities Inc. at +1-800-503-4611; RBC Capital Markets, LLC at +1-866-375-6829; and Standard Chartered Bank at +44 2078 855739.

Diageo plc currently expects delivery of the notes to occur on or about October 5, 2023, which will be the third business day following the pricing of the notes (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle on a T+3 basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing should consult their own advisors.

UK MiFIR professionals / ECPs-only / No UK PRIIPS KID/ No EU PRIIPS KID – Manufacturer target market for UK MiFIR product governance purposes is eligible counterparties and professional clients only (all distribution channels). No UK PRIIPS or EU PRIIPS key information document (KID) has been prepared as not available to retail in the United Kingdom or EEA, as applicable.

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